                                                                      EXHIBIT 12

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)


                                                                                          NINE MONTHS
                                                YEARS ENDED DECEMBER 31,                     ENDED
                                     -----------------------------------------------     SEPTEMBER 30,
                                      1994       1993      1992      1991      1990          1995
                                     ------     ------     -----     -----     -----     -------------
Earnings:
  Income from continuing operations
     before income taxes...........  $179.1     $244.9     $53.1     $23.8     $35.8        $ 198.6
  Add:
     Interest expense -- net.......    21.1        9.4      17.4      26.1      19.4           28.9
     Rental expense representative
       of interest factor..........     4.9        3.4       3.6       3.8       1.1            5.0
     Preferred dividends of
       subsidiaries................      --         --        --        --        --            5.4
     Other.........................      .8       (1.0)     (5.7)      (.1)     (2.0)            .5
                                     ------     ------     -----     -----     -----        -------
          Total earnings as
            adjusted plus fixed
            charges................  $205.9     $256.7     $68.4     $53.6     $54.3        $ 238.4
                                     ======     ======     =====     =====     =====        =======
Fixed charges:
  Interest expense -- net..........  $ 21.1     $  9.4     $17.4     $26.1     $19.4        $  28.9
  Capitalized interest.............     4.7        5.4       2.9       3.5       1.5            7.4
  Rental expense representative of
     interest factor...............     4.9        3.4       3.6       3.8       1.1            5.0
  Pretax effect of preferred
     dividends of subsidiaries.....      --         --        --        --        --            8.0
                                     ------     ------     -----     -----     -----        -------
          Total fixed charges......  $ 30.7     $ 18.2     $23.9     $33.4     $22.0        $  49.3
                                     ======     ======     =====     =====     =====        =======
Ratio of earnings to fixed
  charges..........................    6.71      14.10      2.86      1.60      2.47           4.84
                                     ======     ======     =====     =====     =====        =======
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